MANAGEMENT AGREEMENT


This agreement is entered into this         day of             , 1998 between
First American Capital Corporation, incorporated under the laws of and domiciled in the State of Kansas (hereinafter referred to as "the Company") and First Alliance Corporation, a life insurance holding company incorporated and domiciled in Kentucky (hereinafter referred to as "FAC").

The principal place of business of the Company is 3360 SW Harrison Street, Topeka, Kansas 66611 and the principal place of business of FAC is 2285 Executive Drive, Suite 308, Lexington, Kentucky 40505.

                             RECITALS

A. The Company has need of numerous services, expertise and premises in the management of its life insurance and annuity business conducted by its wholly-owned life insurance subsidiary, First Life America Corporation ("FLAC") including the following:

1)    Accounting & reporting of investments;

2) Administrative Support management and staff including compensation, taxes and benefits;

3) Professional Services including Accounting, Data Processing and miscellaneous Consulting;

4) Regulatory Report Preparation a. Annual and quarterly statutory financial statements b. Federal, State and County tax returns (including premium tax returns, if any) c. Any reports required by Insurance regulator;

5) Accounting, auditing and reporting services a. Performing all accounting functions including but not limited to accounts payable, general ledger posting & maintenance, all account reconciliations, reconciliation of data processing reports, preparation of financial statements & review thereof with Company management b. Processing and maintenance of the Company and FLAC investment
portfolio c.   Interface with the Company's independent auditors, prepare audit work papers, assist auditors in the conduct of the audit, prepare financial statements pursuant to Generally Accepted Accounting Principles (GAAP) d. Prepare all annual & quarterly reports & financial statements necessary for
filing with the Securities & Exchange Commission e.   Miscellaneous other
accounting, auditing and reporting detail task;




6) Underwriting, Policy Issue and Policyholder Service a. Requesting and handling medical exams and attending physician statements b. Requesting Inspection reports c. Medical Information Bureau (MIB) processing d. Issuance of contracts; e. Evaluating all underwriting information and issuing underwriting
decision,              including consultation with the Medical Director, when
necessary.

7) Reinsurance a. Negotiating reinsurance Agreements b. Processing reinsurance cessions to reinsurer c. Processing of reinsurance terminations to reinsurer d. Reconciling monthly reinsurance billings and remitting payment

8) Transfer Agent a. Interfacing with the transfer agent to process transfer of the Company's stock b. Assisting and scheduling of transfer agent information required for annual shareholders meetings c. Assisting and training Company personnel in processing transfer request

9) Policy Development & other actuarial interface services a. Assisting in the development of additional products to be marketed by FLAC b. Working with FLAC independent actuaries for year end statutory and GAAP actuarial certifications c. Working with FLAC illustrations actuary to help determine required marketing illustrations.

10) Claims processing a. Investigating, processing, denying or paying insurance policy claims b. Reporting death claims to reinsurance company and receiving reimbursement.

B. First Alliance Corporation desires to provide the above described services and expertise.

In consideration of the above recitals and the terms and covenants of this agreement, the parties agree as follows: SECTION ONE (EFFECTIVE DATE)

This agreement shall become effective on the date of its execution by the parties hereto. However, in the event this agreement is required to be filed with the Kansas Department of Insurance, the effective date shall be the date the Department of Insurance approves this agreement.



                SECTION TWO (COMPANY OBLIGATIONS)

First Alliance Corporation shall provide (and bear the expense of so providing) all of the services, expertise and premises described in Recital A above EXCEPT that the First Alliance Corporation shall neither provide nor bear the expense of providing same in any matter 1.) not related to the conduct of the Company's life insurance and annuity business; or 2.) arising out of the interpretation or enforcement of this agreement. First Alliance Corporation shall be responsible for any losses incurred by the Company and its wholly-owned subsidiary, FLAC, resulting from the providing of the services and expertise enumerated in Recital A as a result of negligence.

            SECTION THREE (Company-RETAINED EXPENSES)

The Company shall be directly responsible for the payment of the following expenses and, accordingly, are not included as a part of this contract. These expenses generally relate to the operation of the Company's home office located in Topeka, Kansas and to the conduct of its general business plan and are not necessarily limited to the items enumerated below.

     1.   Fees to independent auditors, actuaries, legal counsel, investment
advisors, or any other professional advisor or consultant; 2.   Filing fees
required of any Federal, State or Local government authorities for the filing of
any annual, quarterly or other period reports; 3.   Federal, State or local
income, capital, franchise, premium or any other type of tax           on
revenue, income, assets or capital; 4.   Interest on any indebtedness; 5.
Medical Director fees and fees for Attending Physician Statements, inspection
reports, and para-med exams; 6.   Fees for membership in the Medical Information
Bureau and monthly processing charges; 7.   Fees or costs related to
publications including but not limited to the National Insurance Law Services,
Investment publications and etc.; 8.   Cost related to the merger or acquisition
of an insurance or insurance related company such as due diligence cost of independent expert, brokers fees, legal fees and etc. Further, personnel of FAC, other than its Secretary/Treasurer, used for merger or acquisition purposes shall be reimbursed at cost plus 10%, cost to included all payroll related cost
and benefits; 9.   Office rent, general office expenses such as postage,
telegraph, telephone, printing bank service & administrative fees, service bureau fees, bureau & association dues, publications, periodicals, office supplies, equipment rental and any other general or miscellaneous business expenses; 10. Compensation, payroll tax expense and benefits of Company employees including travel, entertainment or other employee related expenses;
11. Computer hardware and software cost including any data transmission requirements 12. Any and all cost or expenses related to the conduct of the Company's venture capital business.


              SECTION FOUR (EXPENSES NOT ENUMERATED)

In the event that any expense is incurred by the Company which is neither enumerated nor described in this agreement, First Alliance Corporation shall have no obligation to bear the cost of same. However, the parties may enter into agreements separate and apart from this agreement with respect to said expenses provided that those agreements are not in violation of any applicable laws or regulations in any jurisdiction in which the Company conducts an insurance or annuity business.

               SECTION FIVE (PAYMENTS FOR SERVICES)

In consideration for the services enumerated in Recital A above, the Company shall pay to First Alliance Corporation a percentage of the life insurance and annuity premiums "delivered" by First Life America Corporation's life insurance agents. The percentages shall be five and one-half percent (5.5%) of first year premiums; four percent (4%) of second year premiums; three percent (3%) of third year premiums; two percent (2%) of fourth year premiums; one percent (1%) of fifth year premiums; one percent (1%) for years six (6) through ten (10) for ten pay contracts and one-half percent (.5%) for years six (6) through twenty (20) for twenty pay contracts. Delivered premiums (and Policies) shall be defined as premium received on new written business which has been underwritten by FLAC and the policy accepted by the policy owner upon delivery by the agent.

                  SECTION SIX (TIME OF PAYMENTS)

The payments to the Company arising out of the calculations set forth in Section Five above are to be remitted on a monthly basis and are due on or before the fifth day of the month following the incurrence of the obligation to pay.

                  SECTION SEVEN (GOVERNING LAW)

It is agreed that this agreement shall be governed by, constructed and enforced in accordance with the laws of the State of Kansas.

               SECTION EIGHT (BINDING ARBITRATION)

It is agreed by the parties herein that any disputes arising under this agreement shall be submitted to binding arbitration under the rules of commercial arbitration of the American Arbitration Association.

                 SECTION NINE (ENTIRE AGREEMENT)

This agreement shall constitute the entire agreement between the parties. Any prior understanding or representation of any kind preceding the date of this agreement shall not be binding on either party except to the extent expressly set out in this agreement.

                    SECTION TEN (MODIFICATION)

Any modification of this agreement or additional obligation assumed by either party in connection with this agreement shall be binding only if evidenced in a written document signed by both parties. Said written document shall first have been submitted to the Departments of Insurance in all states in which FLAC is authorized to conduct any insurance or annuity business, if necessary, and has not been disapproved by any such State's Department of Insurance.

                 SECTION ELEVEN (BINDING EFFECT)

This agreement shall inure to the benefit of and be binding upon the parties to this agreement, their successors and assigns.

                SECTION TWELVE (TERM OF AGREEMENT)

This agreement shall be for a period of five years or the period of time the Company markets the " First America 2000" initial contract, whichever occurs first. Upon the termination of this contract, the fees to be paid First Alliance Corporation pursuant to Section Five (Payment for Services) shall continue until all such earned fees have been received by First Alliance Corporation.

              SECTION THIRTEEN (PARTIAL INVALIDITY)

The invalidity of any part of this agreement will not and shall not be deemed to affect the validity of any other part. In the event that any provision of this agreement is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

                 SECTION FOURTEEN (NOTIFICATION)

Any notices required under this agreement shall be made to the party to receive notice at the party's principal place of business as described in the first paragraph of this agreement unless said party has notified the other party in writing of a change of address pursuant to this section.

               SECTION FIFTEEN (PARAGRAPH HEADINGS)

The titles to the paragraphs of this agreement are solely for the convenience of the parties and shall not be used to explain, modify or simplify the provisions of this agreement.

        SECTION SIXTEEN (FAILURE TO INSIST ON PERFORMANCE)

Failure at any time to insist on performance of any term or provision of this agreement shall not be deemed a waiver of any right reserved or any other provision of this agreement.





SECTION SEVENTEEN (       FORCE MAJEURE)

Neither party shall be liable for delays in the performance of any of its obligations hereunder due to causes beyond its reasonable control including, without limitation, acts of God, strikes, computer equipment malfunction or inability to obtain timely services or materials from usual sources.

                            SIGNATURES

In witness whereof each party to this agreement has caused it to be executed in Lexington, Fayette County, Kentucky on the date indicated below.

FIRST AMERICAN CAPITAL CORPORATION (the Company)


 by: Date

              Title

 FIRST ALLIANCE CORPORATION ("FAC")


 by: Date

               Title